Exhibit 10.1

[GACR LETTERHEAD]

May 14, 2015

Ben Rainwater

Agnes Cha

159 W. Orangethorpe Ave. Suite A

Placentia, CA 92870

Dear Ben and Agnes,

It is with pleasure that we present this offer to you for Ben and Agnes to serve as Chief Executive Officer and Senior Vice President of Corporate Affairs, respectively, of Green Automotive Company, a Nevada corporation (the “Company”).  This letter confirms your compensation related to your services as members of the Board and officers of the Company, effective May 1, 2015.  You will serve as independent contractors subject to separate independent contractor agreements to be entered by not later than May 15, 2015, with standard terms and conditions to be negotiated between the parties in good faith in your roles as executive officers of the Company and will serve until the next shareholders meeting in your roles as members of the Company’s Board of Directors.

Positions:

Ben Rainwater

Member of the Board of Directors, CEO

Agnes Cha

Member of the Board of Directors, SVP Corporate Affairs

Compensation Parameters:

	1. Upon Appointment to the Board
GACR Stock Award
(Each of Ben Rainwater & Agnes Cha, individually)	150,000

Shares of the Company’s Series A Preferred Stock, which shares shall be forfeited by Mr. Rainwater and Ms. Cha in the event they are not members of the Company’s Board of Directors and executive officers of the Company as of November 1, 2015.  In the event Mr. Rainwater and Ms. Cha are still in their positions with the Company as of November 1, 2015 and the Company is not averaging three (3) buses per week per calendar month by the end of November 2015, then Mr. Rainwater and Ms. Cha will each forfeit one-half of their shares of Series A Preferred Stock unless such forfeiture is modified by the Company’s Board of Directors.

	2. Upon Recapitalization of GACR

	5,000,000	Shares of the Company’s common stock after the Company increases its authorized common stock sufficient to permit the issuance.

Compensation

$5,000/week for any month in which  Newport Coachworks, Inc., the Company’s wholly-owned subsidiary (“NCI”) produces an average of 3 buses per week in a calendar month and $7,500/week for any month in which NCI produces an average of 4 or more buses per week in any calendar month.  No compensation will be paid, owed, earned or accrued for any month that NCI does not average at least 3 buses per week.

Additional Compensation	Eligible for additional compensation based on the Company and NCI’s performance.

Additional Terms:

Mr. Rainwater and Ms. Cha will not vote their shares of Series A Preferred Stock to modify the conversion terms of the Series A Preferred Stock unless (i) a majority of the other holders of the Company’s Series A Preferred Stock are voting to approve a modification of the conversion terms of the Series A Preferred Stock (note: this doesn’t mean they must vote in favor of such action), or (ii) three (3) months have passed since the Company increased its authorized common stock (which it hopes to do as soon as possible after the appointment of Mr. Rainwater and Ms. Cha).

The Company to obtain D&O Insurance when NCI produces an average of 3 or more buses per week in a calendar month and such insurance will be maintained thereafter.

Benefits, powers, and authority to be commensurate to that of members of the board and key executives with such titles and positions.

As officers of the company, you agree to devote time and attention to the performance of your respective duties for the company as you deem to be reasonably necessary and appropriate. On the other hand, you are not precluded from engaging in any other business activities or performing any services either individually or in any capacity as a member of a business entity on your own account or for the account of others.

Execution of documents in furtherance of your services and compensation parameters as may be appropriate or necessary.

To confirm your acceptance of the compensation parameters set forth herein, please sign below and return to me by May 14, 2015.

Sincerely,

___________________________________

Carter Read, Interim President

Green Automotive Company

Accepted by:

Ben Rainwater

____________________

Date:

Agnes Cha

_____________________

Date: